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Exhibit (d)(3)

Mutual Non-Disclosure Agreement

        THIS MUTUAL NON-DISCLOSURE AGREEMENT (the "Agreement") is entered into effective as of October 21, 2019 (the "Effective Date") by and between Evans & Sutherland Computer Corporation, a Utah corporation ("E&S"), with its principal office at 770 Komas Drive, Salt Lake City, UT 84108 and Mirasol Capital, LLC, a Delaware limited liability company ("Mirasol") with its principal office at 4143 Maple Avenue, Suite 400, Dallas, TX 75219.

        As referred to herein, each party when disclosing its Confidential Information is a "Discloser" and each party receiving the other party's Confidential Information is a "Recipient."

        The parties agree as follows:

          1.    Definitions.    For purposes of this Agreement, "Confidential Information" means proprietary, confidential and trade secret information of Discloser or, in the case of E&S, its Affiliates (as defined below), whether in tangible or intangible form, disclosed by the Discloser or its Representatives (as defined below) to the Recipient or its Representatives in connection with the Purpose (as defined below) after August 14, 2019, including, but not limited to; (i) business plans, financial information or projections; (ii) development projects, products or services; (iii) information regarding customers, suppliers, investors, employees, or business relationships; (iv) scientific or technical information and ideas, inventions (whether or not patentable), designs, processes, procedures, formulae, improvements, technologies and methods; and (v) reports, designs, specifications, data, works of authorship, computer software and firmware, IP cores, flow charts, databases, and devices. "Affiliate" means any entity that Controls, is Controlled by, or is under common Control with Discloser or Recipient; provided, however, that none of Mirasol's subsidiaries or portfolio companies shall be deemed an Affiliate; provided, further, E&S acknowledges that Mirasol's Representatives may serve as directors or officers of subsidiaries or portfolio companies of investment funds managed by Mirasol, and E&S agrees that such subsidiaries or portfolio companies will not be deemed to have received Confidential Information solely because any such individual serves on the board of such subsidiary or portfolio company; provided that (a) such individual has not provided such subsidiary or portfolio company or any other director, officer, employee or other representative of such portfolio company (other than Mirasol or one of its Representatives, exclusively for the Purpose the Transaction (as defined below)) with Confidential Information and (b) such portfolio company does not act at the direction of or with encouragement from Mirasol or its Representatives based on or with reference to the Confidential Information. "Control" means direct or indirect ownership, through one or more intermediaries, of more than 50% of a company's voting stock or other voting rights. "Purpose" means evaluating, negotiating and effectuating a possible transaction involving Mirasol and E&S or one or more stockholders of E&S (the "Transaction").

          2.    Non-Disclosure and Use of Confidential Information.

            2.1.    Obligations.    The Recipient shall (and shall ensure that its Affiliates): (i) keep all Confidential Information strictly confidential in the same manner it safeguards its own confidential information of a similar nature, but no less than a reasonable degree of care; (ii) disclose Confidential Information only to its and its Affiliates' officers, directors, employees, individual contractors, and professional legal, financial, tax and, in the event Mirasol is the Recipient, banking advisors (all of the foregoing, collectively, "Representatives") who have a need to know such Confidential Information in connection with the Purpose, and who have been directed by Recipient to comply with the obligations of confidentiality set forth in this Agreement; provided, that a violation of such direction by Recpient's Representatives shall be deemed a breach of this Agreement by the Recipient; (iii) except as provided for above, not disclose Confidential Information to any other third party; (iv) use and reproduce the Confidential Information solely in connection with the Purpose; and (v) not modify, reverse engineer, disassemble or prepare derivative works of any software, firmware, IP cores, prototypes, or devices provided by Discloser; provided, however, that nothing in this Agreement shall restrict Recipient from creating notes or models solely for the Purpose. Recipient shall not remove any notices or legends that appear on an original document or other item disclosed hereunder except for the purpose of creating notes or models solely for the Purpose.

            2.2.    Exceptions.    The obligations in Section 2.1 shall not apply with respect to any Confidential Information that Recipient can demonstrate: (i) was known by Recipient prior to receiving such Confidential Information from Discloser or its Representatives; (ii) becomes rightfully known to Recipient from a third-party source not known by Recipient to be under an obligation to Discloser to maintain confidentiality; (iii) is or becomes publicly available through no fault of or failure to act by Recipient in breach of this Agreement; or (iv) has been independently developed by Recipient without violation of the terms of this Agreement and without reference or access to any of Discloser's Confidential Information.

            2.3.    Compelled Disclosure.    Notwithstanding anything in Section 2 to the contrary. Recipient may disclose Confidential Information pursuant to any legal requirement, governmental, judicial, or administrative order or subpoena, provided that Recipient (i) promptly notifies Discloser in writing of such demand for disclosure so that Discloser, at its expense, may seek to make such disclosure subject to a protective order or other appropriate remedy to preserve the confidentiality of the Confidential Information; (ii) does not oppose and cooperates with efforts by Discloser with respect to any such request for a protective order or other relief; and (iii) thereafter discloses only such Confidential Information as Recipient is advised by outside legal counsel is legally required.

          3.    No Licenses Granted.    As between the parties, title to the Confidential Information shall remain with Discloser. Nothing contained in this Agreement shall be construed as granting any license rights (expressly or by implication, estoppel or otherwise) to any Confidential Information or to any intellectual property right therein.

          4.    Term.    This Agreement and Recipient's obligations hereunder in respect of all Confidential Information of Discloser shall remain in effect for two years after the Effective Date; provided, that following termination, Recipient's obligations hereunder in respect of Discloser's trade secrets shall survive in full force and effect for five years after the Effective Date; provided further, that all such trade secrets shall be clearly identified in writing and offered in good faith by Discloser as trade secrets and prior to disclosure of which Recipient shall be afforded the opportunity to refuse disclosure of such trade secrets. Any trade secrets disclosed by Discloser to Recipient without notification of it being a trade secret will be deemed to be Confidential Information (and not a trade secret) for purposes of this Agreement.

          5.    Remedies.    Recipient shall be liable for breaches of its Affiliates and any Representatives. Recipient shall cooperate, if requested, and use its commercially reasonable efforts to help Discloser regain possession of Confidential Information and prevent its further unauthorized use. The remedies included in this Agreement are non-exclusive. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and expenses.

          6.    Return of Confidential Information.    Recipient shall immediately return or destroy, at its sole option, all tangible material embodying the Confidential Information provided hereunder and all tangible material derived from any Confidential Information upon the earlier of (i) the cessation of the dealings between the parties; (ii) the expiration or termination of this Agreement; or (iii) upon the Discloser's request. Upon written request by Discloser, Recipient's authorized officer shall certify to Discloser in writing (email being sufficient) Recipient's compliance with the provisions of this Section. Notwithstanding the foregoing, Recipient and its Representatives: (i) may retain any attorney work product, (ii) may retain copies of Confidential Information to the extent required by applicable law or regulation or professional standards and (iii) are not obligated to erase Confidential Information in an archived computer system backup or otherwise retained in accordance with bona fide document retention policies, or security or disaster recovery procedures, provided that personnel whose functions are not primarily information technology, legal or compliance in nature shall not have access to such retained Confidential Information.

          7.    No Further Obligation.    Neither this Agreement nor the disclosure of any Confidential Information hereunder shall result in any obligation on the part of either party to disclose any further Confidential Information, enter into any agreement, license any technology or products, transact any business, or provide any services.

          8.    Disclaimer.    ALL CONFIDENTIAL INFORMATION IS DISCLOSED ON AN "AS IS" BASIS FOR USE BY RECIPIENT AT ITS OWN RISK. DISCLOSER DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT FOR ANY WARRANTIES CONTAINED IN A DEFINITIVE AGREEMENT ENTERED INTO BY THE PARTIES. Notwithstanding anything to the contrary contained in this Section 8 or elsewhere in this Agreement, nothing in this Agreement or in any definitive agreement will operate to limit any remedy Recipient or any or its Representatives may have against any person for fraud committed by Discloser or any of Discloser's Representatives.

          9.    Miscellaneous.

            9.1    Entire Agreement.    This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all understandings and agreements between the parties with respect to the subject matter, whether oral or written, but does not supersede any other executed agreements between the parties. This Agreement may only be modified by a written amendment signed by both the parties. Electronic execution of this Agreement or any amendment shall be binding.

            9.2.    Governing Law.    The validity, construction and performance of this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles. The parties (a) irrevocably and unconditionally consent to the exclusive jurisdiction of the Federal and state courts located in the State of Delaware over any disputes arising under the terms of this Agreement; (b) irrevocably and unconditionally agree that any suit brought by either of the parties shall exclusively be brought in any such court in the State of Delaware; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum..

            9.3.    Waiver.    Any failure by either party to enforce the other party's strict performance of any provision of this Agreement shall not constitute a waiver of its right to enforce such provision or any other provision of this Agreement.

            9.4.    Severability.    If any provision is found by a court of competent jurisdiction to be unenforceable, such provision shall be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted to be enforceable in any respect, it shall not be given effect, and the remainder of the Agreement shall be enforced as if such provision vas not included.

            9.5.    Assignment.    Neither party may assign, transfer, or delegate this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party. Any assignment, transfer, or delegation in violation of the foregoing shall be null and void. All obligations contained in this Agreement shall extend to and be binding upon the parties to this Agreement and their respective successors and permitted assigns.

            9.6.    Notices.    All notices under this Agreement shall be in writing and shall be delivered by courier or other means of personal service, or sent by electronic mail or mailed via nationally recognized overnight courier. All notices, requests and other communications shall be deemed given (i) on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address, and (ii) upon transmission, if delivered by electronic mail. Either party hereto may from time to time by notice in writing served as set forth above designate a different address to which all such notices or communications thereafter are to be given.

            9.7.    Construction.    Paragraph headings used in this Agreement are for reference only and shall not be used or relied upon in the interpretation of this Agreement.

            9.8.    Counterparts.    This Agreement may be executed in counterparts, all of which shall constitute one agreement between the parties.

            9.9.    Third party rights.    A person who is not a party to this Agreement shall have no rights to enforce any provisions of this Agreement, irrespective of whether or not a term of this Agreement confers or purports to confer a benefit on such person.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused this Mutual Non-Disclosure Agreement to be executed as of the Effective Date by their authorized representatives.

Evans & Sutherland Computer Corporation	Mirasol Capital, LLC
Signature	Signature
Jonathan Shaw Print Name	James F. Adams Print Name
Chief Executive Officer Title	Authorized Signatory Title
October 22, 2019 Date	10/23/19 Date

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  Exhibit (d)(3)
Mutual Non-Disclosure Agreement